UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 18, 2024

Date of Report (date of earliest event reported):

QT Imaging Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40389	86-1728920
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3 Hamilton Landing, Suite 160

Novato, CA 94949

(Address of principal executive offices, including zip code)

(650) 276-7040

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	QTI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 18, 2024, Gerald McMorrow informed the board of directors (the “Board”) of QT Imaging Holdings, Inc. (the “Company”) that he is resigning from his position as a Class I director of the Company, effective as of March 18, 2024. Mr. McMorrow’s resignation from the Board did not result from any disagreements with the Company regarding any matter related to the Company’s operations, policies or practices.

(d) On March 21, 2024, the Board appointed James Greene to serve as a Class I director. The appointment of Mr. Greene fills the vacancy created by Mr. McMorrow’s resignation as a Class I director. As a Class I director, Mr. Greene’s term will expire at the Company’s annual meeting of stockholders in 2025, or until his successor is duly elected and qualified, or until his earlier resignation, removal or death.

Mr. Greene has been appointed to serve as a member of the Audit Committee, filling the vacancy created by Mr. McMorrow’s resignation, a member of the Nomination and Corporate Governance Committee, and the Chair of the Compensation Committee, in place of Ross Taylor, who will remain a member of the Compensation Committee.

Further, the Company and Mr. Greene entered into an Indemnification Agreement, effective as of March 21, 2024, in the form previously filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 10.2 in the Current Report on Form 8-K filed on March 8, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QT Imaging Holdings, Inc.

Dated: March 22, 2024

	By:	/s/ Dr. Raluca Dinu
Chief Executive Officer